Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD RESULTS

Berwyn, PA, January 29, 2014 – AMETEK, Inc. (NYSE: AME) today announced fourth quarter results that established records for sales, operating income, net income, diluted earnings per share and operating cash flow.

AMETEK’s fourth quarter 2013 sales of $942.5 million were up 12% over the same period of 2012. Operating income for the fourth quarter of 2013 was $210.5 million, an 11% increase from $190.0 million recorded in the same period of 2012. Operating margins were 22.3% in the quarter, as compared to 22.6% in last year’s quarter. Net income in the fourth quarter of 2013 increased 13% to $135.7 million from $119.9 million in last year’s fourth quarter. Diluted earnings per share increased 12% to $0.55 per diluted share from the fourth quarter 2012 level of $0.49 per diluted share.

“AMETEK had an excellent fourth quarter to complete another outstanding year in 2013. We established records for essentially all key financial metrics in the quarter. Core sales growth was strong, up 7% over last year’s fourth quarter, with broad based strength across our businesses. Our focus on Operational Excellence, coupled with the higher sales, resulted in record earnings for the quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was also very strong, with both the fourth quarter and full year results representing records. Operating cash flow was $210 million for the quarter and $661 million for the year,” continued Mr. Hermance.

For the full year, AMETEK achieved record levels of sales, operating income, operating margins, net income and diluted earnings per share. Full year sales were $3.6 billion, up 8% from 2012. Operating income in 2013 was $815.1 million, compared with $745.9 million last year, up 9%. Operating margins for 2013 of 22.7% were a 30 basis point improvement over 2012. Net income for the full year 2013 was $517.0 million, a 13% increase from the $459.1 million earned in 2012. Diluted earnings per share were $2.10 for 2013, up 12% from the $1.88 earned in 2012.

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AMETEK ANNOUNCES RECORD RESULTS

Electronic Instruments Group (EIG)
For the 2013 fourth quarter, EIG sales increased 15% to $566.9 million. Operating income in the fourth quarter of 2013 increased 13% to $151.9 million, compared with $134.9 million in the fourth quarter of 2012. Operating margins were 26.8% in the quarter. Full year 2013 operating margins were 27.1%, a 60 basis point increase over 2012.

“EIG had a very strong fourth quarter. Excellent core growth in our Process businesses and the contributions from the recent acquisitions of Controls Southeast, Creaform and Powervar also contributed to the sales increase,” notes Mr. Hermance.

Electromechanical Group (EMG)
In the fourth quarter, EMG sales increased 8% to $375.6 million. Operating income in the fourth quarter of 2013 of $70.5 million was up 8%, compared with $65.2 million in the same period of 2012. Operating margins for the quarter were 18.8%, unchanged from last year’s fourth quarter.

“EMG had a good quarter with strong sales growth. Growth was broad based across our Differentiated businesses as well as in our Floorcare and Specialty Motors business,” adds Mr. Hermance.

2014 Outlook
“We expect our businesses overall to show solid growth in 2014 as economic conditions continue to modestly improve across our end markets. We expect to see balanced growth across our businesses during the year. AMETEK’s continued focus on our core strategies of operational excellence, global and market expansion, new product development and strategic acquisitions position us well in 2014 and beyond,” notes Mr. Hermance.

“We anticipate 2014 revenue to be up high single digits on a percentage basis from 2013. Earnings for 2014 are expected to be in the range of $2.30 to $2.35 per diluted share, up 10% to 12% over 2013, reflecting the leveraged impact of core growth, continued operational excellence initiatives, and the benefit of contributions from recent acquisitions,” adds Mr. Hermance.

“First quarter 2014 sales are expected to be up high single digits from last year’s first quarter. We estimate our earnings to be approximately $0.55 to $0.57 per diluted share, an increase of 8% to 12% over last year’s first quarter of $0.51 per diluted share,” concludes Mr. Hermance.

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AMETEK ANNOUNCES RECORD RESULTS

Conference Call
AMETEK will webcast its Fourth Quarter 2013 investor conference call on Wednesday, January 29, 2014, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2013 sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$942,468	$841,790	$3,594,136	$3,334,213

Operating expenses:
Cost of sales, excluding depreciation	609,845	544,642	2,323,642	2,154,132
Selling, general and administrative	106,688	93,829	398,177	380,532
Depreciation	15,390	13,365	57,238	53,677

Total operating expenses	731,923	651,836	2,779,057	2,588,341

Operating income	210,545	189,954	815,079	745,872
Other expenses:
Interest expense	(18,852)	(18,834)	(73,572)	(75,472)
Other, net	(5,230)	(319)	(16,712)	(7,925)

Income before income taxes	186,463	170,801	724,795	662,475
Provision for income taxes	50,795	50,903	207,796	203,343

Net income	$135,668	$119,898	$516,999	$459,132

Diluted earnings per share	$0.55	$0.49	$2.10	$1.88

Basic earnings per share	$0.55	$0.49	$2.12	$1.90

Weighted average common shares outstanding:
Diluted shares	246,816	245,286	246,065	243,986

Basic shares	244,659	242,559	243,915	241,512

Dividends per share	$0.06	$0.06	$0.24	$0.22

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AMETEK, Inc.
Information by Business Segment
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Electronic Instruments	$566,907	$494,547	$2,034,594	$1,872,557
Electromechanical	375,561	347,243	1,559,542	1,461,656

Consolidated net sales	$942,468	$841,790	$3,594,136	$3,334,213

Income:
Segment operating income:
Electronic Instruments	$151,855	$134,861	$552,110	$497,116
Electromechanical	70,528	65,244	309,402	292,205

Total segment operating income	222,383	200,105	861,512	789,321
Corporate administrative and other expenses	(11,838)	(10,151)	(46,433)	(43,449)

Consolidated operating income	$210,545	$189,954	$815,079	$745,872

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AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$295,203	$157,984
Receivables, net	536,701	507,850
Inventories	452,848	428,935
Other current assets	80,268	69,974

Total current assets	1,365,020	1,164,743

Property, plant and equipment, net	402,790	383,483
Goodwill	2,408,363	2,208,239
Other intangibles, investments and other assets	1,693,668	1,433,591

Total assets	$5,869,841	$5,190,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$273,315	$320,654
Accounts payable and accruals	583,554	559,315

Total current liabilities	856,869	879,969

Long-term debt	1,141,750	1,133,121
Deferred income taxes and other long-term liabilities	735,955	641,815
Stockholders’ equity	3,135,267	2,535,151

Total liabilities and stockholders’ equity	$5,869,841	$5,190,056

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